Exhibit 3

TENDER AND VOTING AGREEMENT

     This TENDER AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 20, 2004, by and among Black Box Corporation, a Delaware corporation (the “Parent”), SF Acquisition Co., a Minnesota corporation and a direct wholly-owned subsidiary of Parent (the “Acquisition Co.”), and certain shareholders and the executive officers and directors of Norstan, Inc., a Minnesota corporation (the “Company”), each of which is identified on Schedule A attached hereto (each a “Shareholder” and, collectively, the “Shareholders”).

     WHEREAS, simultaneously with the execution of this Agreement, Parent, Acquisition Co. and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the “Offer”) by Acquisition Co. for all outstanding shares of common stock, $ .10 par value per share, of the Company (the “Company Common Stock”) and for the subsequent merger of Acquisition Co. with and into the Company with the Company continuing as the surviving entity (the “Merger”);

     WHEREAS, as of the date hereof, each Shareholder is the Beneficial Owner (as defined below) of the outstanding shares of Company Common Stock set forth opposite such Shareholder’s name in Schedule A (such Shareholder’s “Owned Shares”); and

     WHEREAS, as an inducement and a condition to its entering into the Merger Agreement and incurring the obligations set forth therein, Parent has required that each Shareholder enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein and in the Merger Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions. (a) Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement. In addition, for purposes of this Agreement:

     “Affiliate” means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to any Shareholder, “Affiliate” shall not include the Company or the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.

     “Beneficially Owned” or “Beneficial Ownership” with respect to any securities means having both voting power and investment power (as determined pursuant to Rule 13d-3(a) under the Exchange Act) over such securities, including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially

Owned by all Affiliates of such Person and all other Persons with whom such Person would constitute a “Group” within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder.

     “Beneficial Owner” with respect to any securities means a Person who has Beneficial Ownership of such securities.

     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Proposed Business Combination” means the Offer, the Merger and the related transactions contemplated by the Merger Agreement.

     “Transfer” means, with respect to a security, the sale, transfer, pledge, hypothecation, encumbrance, assignment, gift or other disposition of such security or the Beneficial Ownership thereof (other than by operation of law), the offer to make such a sale, transfer, pledge, hypothecation, encumbrance, assignment, gift or other disposition, and each option, agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing. As a verb, “Transfer” shall have a correlative meaning.

     2. Tender of Shares.

     (a) In order to induce Parent and Acquisition Co. to enter into the Merger Agreement, each Shareholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), pursuant to and in accordance with the terms of the Offer, not later than the 20th business day after commencement of the Offer, such Shareholder’s Owned Shares. Any tender of shares under this Agreement shall not be completed by guaranteed delivery where actual delivery of the shares has not occurred. If a Shareholder acquires Beneficial Ownership of additional shares of Company Common Stock after the date hereof and prior to termination of this Agreement, such Shareholder shall tender such additional shares of Company Common Stock on such 20th business day or, if later, on the second business day after such acquisition. A Shareholder shall not withdraw any shares tendered pursuant to this Section 2(a) unless this Agreement is terminated or the Offer is terminated or has expired without Acquisition Co. purchasing all shares validly tendered in the Offer and not withdrawn or Acquisition Co. reduces the Per-Share Amount below $5.60.

     (b) Notwithstanding the foregoing, at no time and in no event shall the total number of shares of the Company’s capital stock restricted pursuant to this Section 2 exceed nineteen and nine-tenths percent (19.9%) of the outstanding capital stock of the Company (the “Maximum Restricted Amount”). In the event that the total number of Owned Shares exceeds the Maximum Restricted Amount, then Acquisition Co., in its sole and absolute discretion, shall determine which Owned Shares shall be restricted pursuant to this Section 2. Prior to any proposed transfer restricted by Section 3 hereof, each Shareholder shall provide written notice to Acquisition Co. at least forty-eight (48) hours prior to the proposed transfer. Such notice shall include the number and class of Owned Shares

(including options and warrants) to be transferred, the price per share, and the proposed transferee. If the Owned Shares so restricted have not yet exceeded the Maximum Restricted Amount, then Acquisition Co. may restrict such proposed transfer as provided herein. If Owned Shares upon which such restrictions have already been imposed equal or exceed the Maximum Restricted Amount, then Acquisition Co. may not enforce the restrictions on transfer under this Agreement. Acquisition Co., in its sole and absolute discretion, shall make the determination of whether Owned Shares subject to restriction pursuant to Section 3 hereof have equaled or exceeded the Maximum Restricted Amount. Regardless of whether the Maximum Restricted Amount has been reached, the notice provision of this Section 2(b) shall apply until termination of this Agreement.

     3. No Disposition or Solicitation.

     (a) Each Shareholder agrees that from and after the date hereof, except as contemplated by this Agreement, such Shareholder will not (as a Shareholder, trustee or custodian) Transfer or agree to Transfer any of such Shareholder’s Owned Shares or any options or warrants or other rights held or owned by such Shareholder to acquire Company Common Stock (other than any transfer of an option or warrant to the Company in connection with the exercise of such option or warrant by such Shareholder) without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed in the context of a Transfer to any member of the immediate family of such Shareholder or to any trust the Beneficial Ownership of which is held by such Shareholder, provided in each case that such transferee agrees, in a form satisfactory to Parent, to be bound by the terms of this Agreement), or grant any proxy or power-of-attorney with respect to any such Company Common Stock other than pursuant to this Agreement.

     (b) Shareholder will not, in its capacity as a shareholder of the Company, and will use its reasonable best efforts to ensure that its investment bankers, attorneys, accountants, agents or other advisors or representatives (the “Shareholder Representatives”), directly or indirectly, will not take any action with respect to any Alternative Transaction Proposal that the Company is prohibited from taking under Section 5.3 of the Merger Agreement; provided that, in the event the Company takes permissible action under Section 5.3 of the Merger Agreement, each Shareholder will be entitled to participate in all actions that the Company is or would be entitled to take under Section 5.3 of the Merger Agreement so long as such actions are taken in compliance with such Section 5.3.

     (c) Shareholder will cease and cause to be terminated all existing discussions or negotiations conducted by it or at its behest with respect to any Alternative Transaction Proposal (other than with Parent and Acquisition Co.).

     4. Option.

     (a) On the terms and subject to the conditions set forth herein, each Shareholder hereby grants to each of Parent and Acquisition Co. an irrevocable option to purchase all of the right, title and interest of such Shareholder in and to such Shareholder’s Owned Shares, as well as any other shares of Company Common Stock Beneficially Owned by the Shareholder after the date hereof, at a price per share equal to the Per-Share Amount (as defined in the Merger Agreement) (the “Option”) at any one time after the Offer Closing Date (as defined in the Merger Agreement) and until the earlier of (a) immediately following the Closing Date (as defined in the Merger Agreement) and (b) the termination of the Merger Agreement in accordance with its terms. The Parent or Acquisition Co., as the case may be, may exercise an Option in whole, but not in part.

     (b) In the event that Parent or Acquisition Co. desires to exercise an Option, Parent or Acquisition Co. shall send a written notice in accordance with Section 12(e) hereof to the relevant Shareholder or parties prior to the termination of this Agreement specifying the place and the date for the closing of such purchase, which date may be the date of the notice and shall be not more than three business days after the date of such notice; provided that in the event that prior notification to, or approval of, any Governmental Body is required in connection with the exercise of an Option or there shall be in effect any preliminary or final injunction or other order issued by any Governmental Body prohibiting the exercise of an Option, the period of time during which the date of the closing may be fixed shall be extended until the fifth business day following the last date on which all required approvals shall have been obtained, all required waiting periods shall have expired or been terminated and any such prohibition shall have been vacated, terminated or waived; provided further that (x) in no event shall notice of such purchase be given after the termination of this Agreement pursuant to paragraph (ii) of Section 11 and (y) in no event such purchase be consummated after the termination of this Agreement pursuant to paragraph (i), (iii), (iv) or (v) of Section 11.

     (c) At the closing of the purchase of a Shareholder’s Owned Shares pursuant to exercise of an Option, simultaneously with the payment by Parent or Acquisition Co. of the purchase price for a Shareholder’s Owned Shares, such Shareholder shall deliver, or cause to be delivered, to Parent or Acquisition Co. certificates representing such Owned Shares duly endorsed to Parent or Acquisition Co. or accompanied by stock powers duly executed by the Shareholder in blank, together with any necessary stock transfer stamps properly affixed, free and clear of all liens.

     (d) Notwithstanding the foregoing, at no time and in no event shall the shares of the Company’s capital stock subject to this Section 4 exceed the Maximum Restricted Amount. In the event that the total number of Owned Shares exceeds the Maximum Restricted Amount, then Acquisition Co., in its sole and absolute discretion, shall determine which Owned Shares shall be subject to this Section 4.

     5. Agreement to Vote. Each Shareholder agrees that (a) at such time as the Company conducts a meeting (including any adjournment thereof) of or otherwise seeks a vote or consent of its shareholders for the purpose of approving the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, such Shareholder will vote, or provide a consent with respect to, all Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Shareholder has the power to vote, in favor of approving the Merger Agreement and the transactions contemplated by such Agreement, including the Merger, and (b) such Shareholder will (at any meeting of shareholders or in connection with any consent solicitation) vote all shares of Company Common Stock (including the Owned Shares) which, as of the relevant record date, such Shareholder has the power to vote, against, and will not consent to, any Alternative Transaction Proposal with a Person other than Parent and Acquisition Co. or any action that would or is designed to delay, prevent or frustrate the Proposed Business Combination; provided, Shareholder’s agreement to vote or consent as described above shall not be effective if the Merger Agreement is amended to reduce the Per-Share Amount below $5.60. Without limiting the foregoing, it is understood that the obligations under clause (a) in this Section 5 shall remain applicable in respect of each meeting of shareholders of the Company duly called for the purpose of approving the Merger Agreement and the transactions contemplated thereby, including the Merger, regardless of the position of the Company’s board of directors as to the Proposed Business Combination at the time of such meeting. Notwithstanding the foregoing, at no time and in no event shall the shares of the Company’s capital stock subject to this Section 5 exceed the Maximum Restricted Amount. In the event that the total number of Owned Shares exceeds the Maximum Restricted Amount, then Acquisition Co., in its sole and absolute discretion, shall determine which Owned Shares shall be subject to this Section 5.

     6. Information. Each Shareholder will provide any information reasonably requested by the Company or Parent for any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement (including filings with the SEC).

     7. Additional Stock. Each Shareholder agrees that any additional shares of Company Common Stock or securities convertible into Company Common Stock acquired by such Shareholder or over which it acquires Beneficial Ownership or voting power or dispositive power, whether pursuant to existing stock option agreements, warrants or otherwise, shall be subject to the provisions of this Agreement.

     8. Irrevocable Proxy.

     (a) In furtherance of the agreements contained in this Agreement, each Shareholder hereby irrevocably grants to, and appoints, Parent and Fred C. Young, Chief Executive Officer of Parent, Michael McAndrew, Chief Financial Officer of Parent, and Christopher H. Gebhardt, General Counsel of Parent, in their respective capacities of Parent, and any individual who shall hereafter succeed to any such position of Parent, and each of them individually, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote all shares of such Shareholder’s Owned Shares or Company Common Stock over which such Shareholder has voting power, or grant a consent or approval in respect of such shares, or execute and deliver a proxy to vote such shares, (i) in favor of adopting the Merger Agreement and approving the transactions contemplated thereby, including the Merger, and (ii) against any Alternative Transaction Proposal with a Person other than Parent or Acquisition Co. or any other matter referred to in clause (b) of Section 5 hereof; provided, that such proxy shall not be effective if Shareholder’s agreement to vote or consent as described above shall not be effective pursuant to Section 5. For the avoidance of doubt, the proxy granted by each Shareholder pursuant to this Section 8(a) is not granted with respect to any matter other than those matters set forth in items (i) and (ii) of this Section 8(a).

     (b) Each Shareholder represents and warrants to Parent and Acquisition Co. that any proxies heretofore given by it in respect of shares of Company Common Stock are not irrevocable, and that any such proxies are hereby revoked, and agrees to communicate in writing notice of revocation of such proxies to the relevant proxy holders.

     (c) Each Shareholder hereby affirms that the irrevocable proxy set forth in Section 8(a) is given in connection with, and in consideration of, the execution of the Merger Agreement by Parent and Acquisition Co., and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Such Shareholder hereby ratifies and confirms all that such irrevocable proxyholder may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 302A.449 of the Minnesota Business Corporation Act.

     (d) Nothing contained in this Agreement shall give Parent or Acquisition Co. the right to control or direct the Company or the Company’s operations.

     (e) Notwithstanding the foregoing, at no time and in no event shall the total number of shares of the Company’s capital stock subject to this Section 8 exceed the Maximum Restricted Amount. In the event that the total number of shares of Company Common Stock subject to this Section 8 exceeds the Maximum Restricted Amount, then the aforementioned attorneys and proxies shall determine, in their sole and absolute discretion determined by majority vote, those Owned Shares that are to be subject to this Section 8 and shall release the excess shares from the restrictions of this Section 8. The attorneys and proxies, upon such determination, shall notify holders of released shares. Upon such release, such shareholders shall be entitled to vote such shares or to direct the attorneys and proxies to vote such shares at their direction. Acquisition Co., in its sole and absolute discretion, shall make the determination of whether shares of Company Common Stock subject to restriction pursuant to this Section 8 have equaled or exceeded the Maximum Restricted Amount.

     9. Representations, Warranties and Covenants of the Shareholders. Each Shareholder hereby individually (and not jointly or severally) represents and warrants to, and agrees with, Parent and Acquisition Co. as follows:

     (a) Such Shareholder has all necessary power and authority and legal capacity to execute and deliver this Agreement and perform its obligations hereunder. In the case of each Shareholder who is not a natural person, no other proceedings or actions on the part of such Shareholder are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (b) This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid, legal and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

     (c) Each Shareholder is the sole Beneficial Owner of such Shareholder’s Owned Shares, other than those Owned Shares Beneficially Owned by a family trust or child of such Shareholder. Each Shareholder has the sole right to vote, or cause to be voted, and to dispose, or cause the disposition, of such Shareholder’s Owned Shares and there exist no limitations on its ability to exercise such right. Each Shareholder has good and marketable title (which may include holding in nominee or “street” name) to all of such Shareholder’s Owned Shares (other than those Owned Shares Beneficially Owned by a family trust or child of such Shareholder), free and clear of all liens (other than as created by this Agreement and the restrictions on Transfer under applicable securities laws). The Owned Shares constitute all of the capital stock of the Company Beneficially Owned by such Shareholder.

     (d) Neither the execution nor delivery of this Agreement by such Shareholder nor the Shareholder’s consummation of the transactions contemplated hereby will conflict with, result in any violation of or constitute a default under (i) any material mortgage, bond, indenture, agreement, instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of the Owned Shares is bound (or, in the case of each Shareholder that is not a natural person, such Shareholder’s constituent documents), or (ii) any judgment, decree, order or material law or regulation of any governmental agency or authority in the United States by which such Shareholder or any of its subsidiaries is bound, except, with respect to clauses (i) and (ii) above, where the conflict or default, individually or in the aggregate, will not have a material adverse effect on such Shareholder.

     (e) Each Shareholder understands and acknowledges that each of Parent and Acquisition Co. is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

     10. Representations and Warranties of Parent and Acquisition Co. Parent represents and warrants to each Shareholder as follows:

     (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as now being conducted, and to enter into this Agreement and perform its obligations hereunder.

     (b) Parent owns all of the issued and outstanding shares of Acquisition Co. Acquisition Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with all requisite corporate power to enter into this Agreement and perform its obligations hereunder.

     (c) Each of Parent and Acquisition Co. has taken all necessary corporate action to approve this Agreement and the performance of its obligations hereunder. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Co. and constitutes a valid, legal and binding agreement of each of Parent and Acquisition Co., respectively, enforceable against each of Parent and Acquisition Co. in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

     (d) Neither the execution nor delivery of this Agreement by Parent or Acquisition Co. nor Parent’s or Acquisition Co.’s consummation of the transactions contemplated hereby will conflict with, result in any violation of, or constitute a default under, the Certificate or Articles of Incorporation or Bylaws of Parent or Acquisition Co. or any agreement, mortgage, indenture, license, permit, lease or other instrument material to Parent and its subsidiaries taken as a whole or any judgment, decree, order, or any material law or regulation of any governmental agency or authority in the United States by which Parent or any of its subsidiaries is bound.

     11. Termination. This Agreement, and all rights and obligations of the parties hereunder (other than those set forth in Section 12(a)), shall terminate upon the earliest of: (i) the Effective Time of the Merger, (ii) as to the rights and obligations associated with any Owned Shares, the acceptance for payment of such Owned Shares by Parent or Acquisition Co. in the Offer, (iii) the failure of Acquisition Co. to timely commence the Offer, (iv) the failure of Acquisition Co. to timely purchase all Owned Shares of the Shareholders in the Offer or (v) the date upon which the Merger Agreement is terminated pursuant to Article 8 thereof without the Merger having been consummated.

     12. Miscellaneous.

     (a) Costs and Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     (b) Execution in Counterparts. For the convenience of the parties, this Agreement and any amendments, supplements, waivers and modifications may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     (c) Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors, personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise), in whole or in part, without the prior written consent of the other parties; provided, that Parent or Acquisition Co. may assign any or all rights under this Agreement to any subsidiary of Parent, and Acquisition Co. may assign any or all rights under this Agreement to Parent.

     (d) Amendments and Waivers. This Agreement may not be amended, changed, supplemented, or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto; provided, that each of Parent and Acquisition Co. may waive compliance by any other party with any representation, agreement or condition otherwise required to be complied with by any other party under this Agreement or release any other party from its obligations under this Agreement, but any such waiver or release shall be effective only if in a writing executed by Parent and Acquisition Co.

     (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be provided as set forth in the Merger Agreement; provided, that the address to which notices shall be sent to the Shareholder shall be the address set forth in Schedule A attached hereto.

     (f) Inadequate Remedy at Law; Specific Performance. Each Shareholder acknowledges and agrees that in the event of any breach of this Agreement, Parent would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed with respect to any provision of this Agreement that (i) each Shareholder will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) Parent shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity, to compel specific performance of this Agreement.

     (g) Cumulative Rights, Powers and Remedies. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (h) Entire Agreement; No Third Party Beneficiaries. This Agreement, along with the specific references to the Merger Agreement, constitutes the complete, final and exclusive agreement among the parties and supersedes any and all prior agreements and understandings, written or oral, among the parties heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (i) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, regardless of any conflicts-of-law principles. In any action between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, the Merger Agreement and the Acquisition Co. Option Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the Western District of the Commonwealth of Pennsylvania (and agrees not to commence any such action except in such courts) and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in such court has been brought in an inconvenient forum; (b) if any such action is commenced in a state court, then, subject to applicable Law, no party shall object to the removal of such action to any federal court located in the Western District of the Commonwealth of Pennsylvania; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first-class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.12 of the Merger Agreement.

     (j) [Intentionally omitted.]

     (k) Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable under any rule of law in any particular respect or under any particular circumstances, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     (l) Interpretation. The section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

     (l) Publicity. Except as otherwise required by law or the rules of the SEC, the New York Stock Exchange or Nasdaq, for so long as this Agreement is in effect, no party shall, or shall permit any of their respective subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other parties, which consent shall not be unreasonably withheld; provided, however, that any party hereto may file a copy of this Agreement and the related agreements with the SEC and Acquisition Co. and the Parent may summarize the terms of this Agreement in Acquisition Co.’s tender offer materials and in any oral solicitations made in accordance with Regulation 14D promulgated by the SEC and in any other filings made by Parent with the SEC.

     13. Shareholder Capacity. No Shareholder executing this Agreement nor any partner, member, employee or Affiliate of a Shareholder who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as such a director or officer, and this Agreement does not bind any partner, member, employee or Affiliate of a Shareholder in such person’s capacity as a director of officer. Each Shareholder executing this Agreement does so solely in such Shareholder’s capacity as the owner of record and/or Beneficial Owner of the Owned Shares or as having the power to vote or dispose of the Owned Shares and nothing herein (including in Section 4) shall limit or affect any actions taken or omitted to be taken by a Shareholder, or any partner, member, employee or Affiliate of a Shareholder, in his or her capacity as an officer or director of the Company (including, for the avoidance of doubt, any action in the discharge of fiduciary duties in compliance with Section 5.3 of the Merger Agreement); provided, that nothing in this Section 13 shall be deemed to permit any Shareholder to take any action on behalf of the Company that is prohibited by the Merger Agreement.

     14. Further Assurances. From time to time, at Parent’s or Acquisition Co.’s request and without further consideration, each Shareholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

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[Shareholders’ Signature Pages to Shareholder Tender Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[NAME OF SHAREHOLDER]
By:	/s/ G. Wayne Andrews
	Name:	G. Wayne Andrews
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ Paul Baszucki
	Name:	Paul Baszucki
	Title:	Director and Chairman

[NAME OF SHAREHOLDER]
By:	/s/ Scott G. Christian
	Name:	Scott G. Christian
	Title:	Director, President and CEO

[NAME OF SHAREHOLDER]
By:	/s/ John R. Eickhoff
	Name:	John R. Eickhoff
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ James E. Ousley
	Name:	James E. Ousley
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ Frank P. Russomanno
	Name:	Frank P. Russomanno
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ Jagdish N. Sheth
	Name:	Jagdish N. Sheth
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ Mercedes Walton
	Name:	Mercedes Walton
	Title:	Director

[NAME OF SHAREHOLDER]
By:	/s/ Steven D. Anderson
	Name:	Steven D. Anderson
	Title:	Sr. Vice President, Eastern U.S. and Canada

[NAME OF SHAREHOLDER]
By:	/s/ Michael E. Laughlin
	Name:	Michael E. Laughlin
	Title:	Sr. Vice President, Corporate Customer Services

[NAME OF SHAREHOLDER]
By:	/s/ Roger D. Van Beusekom
	Name:	Roger D. Van Beusekom
	Title:	Sr. Vice President, Resale Services

[NAME OF SHAREHOLDER]
By:	/s/ Robert J. Vold
	Name:	Robert J. Vold
	Title:	Sr. Vice President and CFO

[NAME OF SHAREHOLDER]
By:	/s/ Donna M. Warner
	Name:	Donna M. Warner
	Title:	Sr. Vice President, Central and Western U.S.

[NAME OF SHAREHOLDER]
By:	/s/ Alan R. Perry
	Name:	Alan R. Perry
	Title:	Vice President, Human Resources

[Parent’s and Acquisition Co.’s Signature Page to Tender and Voting Agreement]

PARENT: BLACK BOX CORPORATION
By:	/s/ Fred C. Young
Fred C. Young, Chief Executive Officer

ACQUISITION CO.: SF ACQUISITION CO.
By:	/s/ Fred C. Young
Fred C. Young, Chief Executive Officer